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                                                                  EXHIBIT 6.12.2


                                 MORTGAGE NOTE

$30,000.00                                                      ORLANDO, FLORIDA
                                                                 AUGUST 25, 1999

        FOR VALUE RECEIVED, MIRACOM CORPORATION, a Nevada corporation, authorized to do business in the State of Florida (hereinafter the "Maker"), promises to pay to EUGENE W. GRAMZOW, TRUSTEE FOR THE EUGENE W. GRAMZOW REVOCABLE TRUST DATED FEBRUARY 3, 1998 (hereinafter the "Payee"), in the manner hereinafter specified, the principal sum of THIRTY THOUSAND AND NO/100 DOLLARS ($30,000.00), with interest at the rate of fifteen percent (15%) per annum on the balance from time to time remaining unpaid. Principal and interest shall be payable in lawful money of the United States of America at c/o Advanced Investment Corporation, 321 Good Pasture Island Road, Eugene, Oregon 97401, or at such other place as may hereafter be designated by written notice from the Payee to the Maker. This Note shall be payable as follows:

               Monthly payments of interest only in the amount of Three Hundred Seventy-five and 00/100 ($375.00) shall be due and payable commencing on October 1, 1999, and thereafter upon the first
               (1st) day of each month during the term of this Note. The first payment due on October 1, 1999 shall be a prorated amount prorated from the date of execution of this Note through September 30, 1999.

               The outstanding principal balance of this Note, plus any accrued but unpaid interest shall be due and payable in full on May 31, 2016; provided however that, if any interest in the real property securing this Note is transferred or conveyed all principal and interest shall become immediately due and payable at the option of the holder of this Note.

        This Note may be prepaid in whole or in part at any time without penalty. Any such prepayment shall be applied first to unpaid interest, if any, and then to principal. Interest hereunder shall be calculated on the basis of a year consisting of three hundred sixty-five (365) days.

        This Note, with interest, is secured by a Mortgage of even date herewith, to be recorded in the Public Records of Seminole County, Florida, executed by the Maker in favor of Payee ("Mortgage").

        In the event any payment or any portion of any payment is made more than fifteen days after it is due, there shall be a late charge in the amount of five (5%) percent of the scheduled amount due.




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        If default be made for thirty (30) days after receipt by Maker and
StoneStreet Investments, Inc. of written notice from Payee in the payment of any of the sums or interest mentioned herein or in the Mortgage, or in the performance of any of the agreements contained herein or in the Mortgage, then the entire principal sum and any unpaid accrued interest shall at the option of the Payee become at once due and collectible, time being of the essence; and said principal sum and accrued interest shall both bear interest from such time until paid at the highest rate allowable under the laws of the State of Florida. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

        Maker hereby waives presentment, protest, notice, notice of protest and notice of dishonor and agrees to pay all costs, including a reasonable attorney's fee, whether suit be brought or not, and including reasonable attorney's fees on appeal of any lower court decision, if, after maturity of this Note or default hereunder, counsel is employed to collect this Note or to protect the security of the Mortgage.

        Maker, and the undersigned representative of Maker, represents that Maker has full power, authority and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of Maker.

        Maker and Payee hereby acknowledge that StoneStreet Investments, Inc., a Florida corporation, as a shareholder of Maker, shall benefit from the granting of the loan to Maker as evidenced by this Note. Consequently, Payee hereby agrees that StoneStreet Investments, Inc. shall be provided with a copy of any and all notices regarding a default under this Note, so that StoneStreet Investments, Inc. may, although it is under no obligation to, remedy such defaults by or on behalf of Maker.

        The terms of this Note shall be governed by the laws of the State of Florida.

        Whenever used, the singular number shall include the plural, the plural the singular, as the context may require, and the words "Payee" and "Maker" shall include their respective successors and assigns.

      IN WITNESS WHEREOF, Maker has executed and delivered this instrument this 19th day of August, 1999, effective as of the day and year first above written.

                                                 MAKER:

Maker's Address:                                 MIRACOM CORPORATION,
                                                 a Nevada corporation

1180 Spring Centre South Blvd.                   By: /s/ Shawn Lucas
Suite 310                                            --------------------
Altamonte Springs, FL 32714                      Name:   Shawn Lucas
                                                 Title   President
                                                         (Corporate Seal)

Documentary Stamps in the amount of $________, have been paid and affixed to the Mortgage.




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                         CONDITIONAL PERSONAL GUARANTY


        FOR VALUE RECEIVED, the undersigned, Shawn Lucas (hereinafter referred to as "Guarantor"), hereby joins herein as an individual for the express purpose of conditionally guaranteeing Maker's full and timely payment when due of the principal and interest on the foregoing promissory note sum and all accrued interest thereon, and the performance of all of Maker's obligations under the Note. Payee shall look to the Maker, the Real Property described in the Mortgage and the Pledged Stock as defined in the Stock Pledge and Security Agreement executed concurrently herewith, to satisfy the indebtedness evidenced by the Note. Once Payee has exhausted all rights to take any actions against the Maker, the Real Property and the Pledged Stock, including, without limitation, completion of a foreclosure action(s) against the Real Property and the Pledged Stock, Payee may look to Guarantor to satisfy Maker's obligations under this Note. Guarantor does hereby waive presentment, protest or notice of any kind whatsoever (including notice of default or non-payment), and hereby consents to any extension of time or renewal or other modification thereof. This is a conditional guarantee of payment.


        Guarantor's liability hereunder shall terminate completely at such time as the Maker has paid to Payee all outstanding principal and accrued interest in accordance with this Note.


                                             /s/ Shawn Lucas             8/19/99
                                             ---------------
                                             Shawn Lucas